Exhibit 10.9

Form of

AGREEMENT OF LIMITED PARTNERSHIP

of

CONE MIDSTREAM DEVCO II LP

Dated Effective as of

July 11, 2014

ii

Agreement of Limited Partnership

of

CONE Midstream DevCo II LP

This Agreement of Limited Partnership of CONE Midstream DevCo II LP (the “Partnership”), effective as of July 11, 2014 (the “Effective Date”), is entered into by and between CONE Midstream DevCo II GP LLC, a Delaware limited liability company (the “DevCo II GP”), and CONE Gathering LLC, a Delaware limited liability company (“CONE Gathering”). In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. The following terms have the following meanings when used in this Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101 et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Partner is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Allocation Year.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement of Limited Partnership of CONE Midstream DevCo II LP, as amended from time to time.

“Allocation Year” means (a) each calendar year ending on December 31st or (b) any portion thereof for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to Article V.

“Annual Plan” means the annual operating and capital expenditure budget and business plan established by the General Partner for the Partnership.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Call Notice” has the meaning set forth in Section 4.4(a).

“Capital Account” means, with respect to any Partner, the Capital Account established and maintained for such Partner in accordance with the following provisions:

(i) To each Partner’s Capital Account there shall be credited (A) such Partner’s Capital Contributions, (B) such Partner’s distributive share of Profits and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 5.3 or Section 5.4 and (C) the amount of any Liabilities of the Partnership assumed by such Partner or that are secured by any Property distributed to such Partner;

(ii) To each Partner’s Capital Account there shall be debited (A) the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any provision of this Agreement, (B) such Partner’s distributive share of Losses and any items in the nature of deduction, expense or loss which are specially allocated to such Partner pursuant to Section 5.3 or Section 5.4 and (C) the amount of any Liabilities of such Partner assumed by the Partnership or that are secured by any Property contributed by such Partner to the Partnership;

(iii) In the event a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

(iv) In determining the amount of any Liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Tax Matters Partner shall determine in good faith and on a commercially reasonable basis that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Tax Matters Partner may make such modification; provided that the Tax Matters Partner shall promptly give each other Partner written notice of such modification. The Tax Matters Partner also shall, in good faith and on a commercially reasonable basis, (A) make any adjustments to the Capital Accounts that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (B) make any appropriate modifications to the Capital Accounts in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contributions” means, with respect to any Partner, (i) the amount of cash, cash equivalents or the initial Gross Asset Value of any Property (other than cash) contributed or deemed contributed to the Partnership by such Partner or (ii) current distributions that a Partner is entitled to receive but otherwise waives.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a consolidated balance sheet of the Partnership and its subsidiaries in accordance with GAAP.

“Certificate” means the certificate of limited partnership of the Partnership filed in accordance with the Act.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“CONE Gathering” has the meaning set forth in the Preamble.

“CONE Midstream Partners” means CONE Midstream Partners LP, a Delaware limited partnership.

“Covered Person” means any Partner, any Affiliate of a Partner or any officers, directors, shareholders, members, partners, employees, representatives or agents of a Partner or their respective Affiliates, any Representative, or any employee, officer or agent of the Partnership or its Subsidiaries.

“Default Interest Amount” has the meaning set forth in Section 4.5(c).

“Default Interest Rate” means the lesser of (a) eight percent (8%) per annum and (b) the maximum rate of interest permitted by Applicable Law.

“Delinquent Partner” has the meaning set forth in Section 4.5(a).

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Allocation Year for federal income tax purposes, except that (i) if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such Allocation Year and such difference is being eliminated by use of the “remedial allocation method” as defined in Regulations Section 1.704-3(d), Depreciation for such Allocation Year shall equal the amount of book basis recovered for such period under the rules prescribed in Regulations Section 1.704-3(d) and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“DevCo II GP” has the meaning set forth in the Preamble.

“Distributable Cash” means, with respect to any Quarter: (i) the sum of all cash and cash equivalents of the Partnership and its Subsidiaries on hand at the end of such Quarter; less (ii) the amount of any cash reserves established by the General Partner to (A) provide for the proper conduct of the business of the Partnership and its Subsidiaries (including reserves for future capital or operating expenditures and for anticipated future credit needs of the Partnership and its Subsidiaries) subsequent to such Quarter; or (B) comply with Applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership or any of its Subsidiaries is a party or by which any of them is bound or any of their respective assets are subject.

“Effective Date” has the meaning set forth in the Preamble.

“Fiscal Year” means a calendar year.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” means DevCo II GP and its successors and permitted assigns that are admitted to the Partnership as general partner and any additional general partner of the Partnership, each in its capacity as general partner of the Partnership.

“General Partner Interest” means the equity interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any Property contributed by a Partner to the Partnership shall be the gross fair market value of such asset as agreed to by each Partner or, in the absence of any such agreement, as determined by the General Partner;

(ii) The Gross Asset Values of all items of Property shall be adjusted to equal their respective fair market values as determined by the General Partner as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership, (C) the issuance of additional Partnership Interests as consideration for the provision of services, (D) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Section 708(b)(1)(B) of the Code), (E) the issuance of a Noncompensatory Option, or (F) any other event to the extent determined by the Partners to be necessary to properly reflect the Gross Asset Values in accordance with the standards set forth in Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that in the event of the issuance of an interest in the Partnership pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by the Partnership interest differs from the consideration paid to acquire and exercise the Noncompensatory Option, the Gross Asset Value of each Partnership asset immediately after the issuance of the Partnership interest shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to the Partnership asset and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Regulations Section 1.704-1(b)(2)(iv)(s); and provided further, however, if any Noncompensatory Options are outstanding upon the occurrence of an event described in this paragraph (ii)(A) through (ii)(F), the Partnership shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(iii) The Gross Asset Value of any item of Property distributed to any Partner shall be adjusted to equal the fair market value of such item on the date of distribution as determined by the General Partner; and

(iv) The Gross Asset Value of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of Profits and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), subparagraph (ii) or subparagraph (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Guarantees” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person or in any manner providing for the payment of any Indebtedness or other obligation of any other Person or otherwise protecting the holder of such Indebtedness or other obligations against loss (whether arising by virtue of organizational agreements, by obtaining letters of credit, by agreement to keep-well, to take-or-pay or to purchase assets, goods, securities or services, or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable, trade advertising and accrued obligations), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the Liability of such Person in respect thereof.

“IPO Date” means the date of the closing of the initial public offering of common units representing limited partner interests in CONE Midstream Partners.

“Liability” means any Indebtedness, obligation or other liability, whether arising under Applicable Law, contract or otherwise, known or unknown, fixed or contingent, real or potential, tangible or intangible, now existing or hereafter arising.

“Limited Partner” means CONE Gathering and its successors and permitted assigns that are admitted as a limited partner of the Partnership and each additional Person who becomes a limited partner of the Partnership pursuant to the terms of this Agreement, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means an equity interest of a Limited Partner in the Partnership (in its capacity as a limited partner without reference to any General Partner Interest held by it) and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

“Make-Up Contribution” has the meaning set forth in Section 4.5(c).

“Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“NDP Amount” has the meaning set forth in Section 4.5(b).

“Noncompensatory Option” has the meaning set forth in Regulations Section 1.721-2(f).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Partner” means a General Partner or a Limited Partner.

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Partnership” has the meaning set forth in the Preamble of this Agreement.

“Partnership Interest” means any equity interest, including any class or series of equity interest, in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest.

“Percentage Interests” has the meaning set forth in Section 3.1.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, Governmental Authority or political subdivision thereof or other entity.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Partnership’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) The Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner) of any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for U.S. federal income tax purposes of which the Partnership is, directly or indirectly, a partner, member or other equity-holder;

(ii) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be added to such taxable income or loss;

(iii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, shall be subtracted from such taxable income or loss;

(iv) In the event the Gross Asset Value of any item of Property is adjusted pursuant to subparagraph (ii) or subparagraph (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(v) Gain or loss resulting from any disposition of any Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the item of Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(vi) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(vii) To the extent an adjustment to the adjusted tax basis of any item of Property pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses; and

(viii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.3 or Section 5.4 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3 and Section 5.4 shall be determined by applying rules analogous to those set forth in subparagraph (i) through subparagraph (viii) above. For the avoidance of doubt, any guaranteed payment that accrues with respect to an Allocation Year will be treated as an item of deduction of the Partnership for purposes of computing Profits and Losses in accordance with the provisions of Regulations Section 1.707-1(c).

“Property” means all real and personal property acquired by the Partnership, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership or, with respect to the fiscal quarter of the Partnership which includes the IPO Date, the portion of such fiscal quarter from and after the IPO Date.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

“Regulatory Allocations” has the meaning set forth in Section 5.4.

“Representative” has the meaning set forth in Section 8.3(a).

“Required Contribution” has the meaning set forth in Section 4.4(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax Matters Partner” has the meaning set forth in Section 5.9(a).

“Unanimous Approval Matter” has the meaning set forth in Section 8.2.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation” and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner, any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Limited Partners, each other Person who acquires an interest in a Partnership Interest and all other Persons for all purposes.

ARTICLE II

BUSINESS, PURPOSE AND TERM OF PARTNERSHIP

Section 2.1 Formation. The Partnership was formed as a limited partnership by the filing of the Certificate with the Secretary of State of the State of Delaware pursuant to the provisions of the Act. Except as expressly provided in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name. The name of the Partnership shall be “CONE Midstream DevCo II LP”. Subject to Applicable Law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity and (b) do anything necessary or appropriate in furtherance of the foregoing; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate in accordance with the Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more Affiliates of the General Partner or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more Affiliates of the General Partner or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

PARTNERS

Section 3.1 Partners; Percentage Interests. The names and addresses of the Partners, their respective percentage interests in the Partnership (“Percentage Interests”), and type of Partnership Interest held by each Partner are set forth on Exhibit A to this Agreement.

Section 3.2 Adjustments in Percentage Interests. The respective Percentage Interests of the Partners shall be adjusted (a) at the time of any transfer of all or a portion of such Partner’s Partnership Interest pursuant to Section 9.1, (b) at the time of the issuance of additional Partnership Interests pursuant to Section 8.2(b) and (c) at the time of the admission of each new Partner in accordance with this Agreement, in each case to take into account such transfer, issuance or admission of a new Partner.

Section 3.3 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Act.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1 Capitalization of the Partnership. Subject to Section 8.2, the Partnership is authorized to issue two classes of Partnership Interests. The Partnership Interests shall be designated as General Partner Interests and Limited Partner Interests, each having such rights, powers, preferences and designations as set forth in this Agreement.

Section 4.2 Capital Contributions.

(a) Organizational Capital Contributions. In connection with the formation of the Partnership under the Act, DevCo II GP made an initial Capital Contribution to the Partnership in the amount of $50.00 for a 5% General Partner Interest and has been admitted as the General Partner of the Partnership, and CONE Gathering made an initial Capital Contribution to the Partnership in the amount of $950.00 for a 95% Limited Partner Interest and has been admitted as a Limited Partner of the Partnership.

(b) Additional Capital Contributions. The Partners shall make additional Capital Contributions to the Partnership at such times and in such amounts as determined by the Partners in accordance with this Agreement.

Section 4.3 Withdrawal of Capital; Interest. No Partner may withdraw capital or receive any distributions from the Partnership except as specifically provided herein. No interest shall accrue or be payable by the Partnership on any Capital Contributions.

Section 4.4 Capital Contribution Events.

(a) Notwithstanding anything in Section 4.2(b) to the contrary, whenever the General Partner determines in good faith that additional Capital Contributions in cash from the Partners are necessary to fund the Partnership’s Annual Plan or otherwise fund its operations, the General Partner may issue a notice to each Partner (a “Call Notice”) for an additional Capital Contribution by each Partner (a “Required Contribution”) in an amount equal to such Partner’s pro rata portion (based on the Percentage Interests of the Partners) of the aggregate additional Capital Contribution determined to be necessary by the General Partner not less than fifteen (15) days prior to the date the General Partner determines such additional Capital Contributions shall be made by the Partners.

(b) All Call Notices shall be expressed in U.S. dollars and shall state the date on which payment is due and the bank(s) or account(s) to which payment is to be made. Each Call Notice shall specify in reasonable detail the purpose(s) for which such Required Contribution is required and the amount of the Required Contribution to be made by each Partner pursuant to such Call Notice. Each Partner shall contribute its Required Contribution within five (5) Business Days of the date of delivery of the relevant Call Notice. The Partnership shall use the proceeds of such Required Contributions exclusively for the purpose specified in the relevant Call Notice.

Section 4.5 Failure to Contribute.

(a) If a Partner fails to contribute all or any portion of a Required Contribution that such Partner (a “Delinquent Partner”) is required to make as provided in this Agreement, then, while such Partner is a Delinquent Partner, each non-Delinquent Partner may (but shall have no obligation to) elect to fund all or any portion of the Delinquent Partner’s Required Contribution as a Capital Contribution pursuant to this Section 4.5. If a non-Delinquent Partner so desires to fund such amount, such non-Delinquent Partner shall so notify each of the other non-Delinquent Partners, who shall have five (5) days thereafter to elect to participate in such funding.

(b) The portion that each participating non-Delinquent Partner may fund as a Capital Contribution pursuant to this Section 4.5 (the “NDP Amount”) shall be equal to the product of (x) the delinquent amount of such Required Contribution multiplied by (y) a fraction, the numerator of which shall be the Percentage Interest then held by such participating non-Delinquent Partner and the denominator of which shall be the aggregate Percentage Interest held by all such participating non-Delinquent Partners; provided, that if any participating non-Delinquent Partner elects to fund less than its full allocation of such amount, the fully participating non-Delinquent Partners shall be entitled to take up such shortfall (allocated, as necessary, based on their respective Percentage Interests). Upon such funding as a Capital Contribution, the Partnership Interest and Percentage Interest of each Partner shall be appropriately adjusted to reflect all such funding (based on total Capital Contributions).

(c) Notwithstanding anything in this Section 4.5 to the contrary, the Delinquent Partner may cure such delinquency (i) by contributing its Required Contribution prior to the Capital Contribution being made by another Partner or (ii) on or before the sixtieth (60th) day following the date that the participating non-Delinquent Partner(s) satisfied the Required Contribution, by making a Capital Contribution to the Partnership in an amount equal to the Required Contribution (a “Make-Up Contribution”) and paying to each participating non-Delinquent Partner an amount equal to its respective NDP Amount multiplied by the Default Interest Rate for the period from the date such participating non-Delinquent Partner funded its NDP Amount to the date that the Delinquent Partner makes its Make-Up Contribution (the “Default Interest Amount”). If a Delinquent Partner cures its delinquency pursuant to Section 4.5(c)(ii) by making a Make-Up Contribution and paying the Default Interest Amount, then (A) first, the Partnership shall distribute to each existing Partner that is a participating non-Delinquent Partner the NDP Amount that such participating non-Delinquent Partner funded pursuant to Section 4.5(b), (B) second, the respective Capital Accounts and Percentage Interests of the Partners shall be adjusted with all necessary increases or decreases to return the Partners’ Capital Accounts and Percentage Interests status quo ante application of Section 4.5(b) and (C) third, the Percentage Interest and Partnership Interests of each Partner shall be appropriately adjusted to reflect the Make-Up Contribution (based on total Capital Contributions). If the delinquency is remedied (i) by the Delinquent Partner making its Required Contribution or Make-Up Contribution pursuant to this Section 4.5(c) or (ii) by funding by the non-Delinquent Partner(s) as a Capital Contribution pursuant to Section 4.5(b), the Delinquent Partner shall no longer be deemed to be a Delinquent Partner with respect to the unfunded Required Contribution.

ARTICLE V

ALLOCATIONS AND OTHER TAX MATTERS

Section 5.1 Profits. After giving effect to the special allocations set forth in Section 5.3 and Section 5.4, and any allocation of Profits set forth in Section 5.3(b), Profits for any Allocation Year shall be allocated among the Partners in proportion to their respective Percentage Interests.

Section 5.2 Losses.

(a) After giving effect to the special allocations set forth in Section 5.3 and Section 5.4, Losses for any Allocation Year shall be allocated among the Partners in proportion to their respective Percentage Interests.

(b) The Losses allocated pursuant to Section 5.2(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Partners would have Adjusted Capital Account Deficits as a result of an allocation of Losses pursuant to Section 5.2(a), Losses that would otherwise be allocated to a Partner pursuant to Section 5.2(a) but for the limitation set forth in this Section 5.2(b) shall be allocated to the remaining Partners in proportion to their relative Percentage Interests. All remaining Losses in excess of the limitation set forth in this Section 5.2(b) shall be allocated to the General Partner. Profits for any Allocation Year subsequent to an Allocation Year for which the limitation set forth in this Section 5.2(b) was applicable shall be allocated (i) first, to reverse any Losses allocated to the General Partner pursuant to the third sentence of this Section 5.2(b) and (ii) second, to reverse any Losses allocated to the Partners pursuant to the second sentence of this Section 5.2(b) and in proportion to how such Losses were allocated.

Section 5.3 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(g)(2). This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Allocation Year, each Partner who has a share of the Partner Nonrecourse Debt

Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event that any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible; provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in this Agreement.

(d) Gross Income Allocation. In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Partner shall be allocated items of Partnership income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 5.3(d) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if Section 5.3(c) and this Section 5.3(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated among the Partner in proportion to their respective Percentage Interests.

(f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g) Nonrecourse Liabilities. Nonrecourse Liabilities of the Partnership described in Regulations Section 1.752-3(a)(3) shall be allocated among the Partners in the manner chosen by the General Partner and consistent with such section of the Regulations.

(h) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s Partnership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

Section 5.4 Curative Allocations. The allocations set forth in Section 5.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, the Regulatory Allocations shall be offset either with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.4. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Tax Matters Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Section 5.1, Section 5.2 and Section 5.3 (other than the Regulatory Allocations). In exercising its discretion under this Section 5.4, the Tax Matters Partner shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

Section 5.5 Other Allocation Rules.

(a) Profits, Losses and any other items of income, gain, loss, or deduction shall be allocated to the Partners pursuant to this Article V as of the last day of each Fiscal Year; provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of the Partnership’s assets are adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value” in Section 1.1.

(b) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily proration basis by the General Partner under Code Section 706 and the Regulations thereunder.

Section 5.6 Tax Allocations: Code Section 704(c).

(a) Except as otherwise provided in this Section 5.6, each item of income, gain, loss and deduction of the Partnership for federal income tax purposes shall be allocated among the Partners in the same manner as such items are allocated for book purposes under this Article V. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value). Such allocation shall be made in accordance with the “remedial method” described by Regulations Section 1.704-3(d).

(b) In the event the Gross Asset Value of any Property is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain,

loss and deduction with respect to such Property shall take account of any variation between the adjusted basis of such Property for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Such allocation shall be made in accordance with the “remedial method” described by Regulations Section 1.704-3(d).

(c) In accordance with Treasury Regulations Sections 1.1245-1(e) and 1.250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.6(c), be characterized as “recapture income” in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as “recapture income.”

(d) Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

Section 5.7 Tax Elections.

(a) The Partners intend that the Partnership be treated as a partnership or a “disregarded entity” for federal income tax purposes. Accordingly, neither the Tax Matters Partner nor any Limited Partner shall file any election or return on its own behalf or on behalf of the Partnership that is inconsistent with that intent.

(b) The Partnership shall make the election under Code Section 754 in accordance with the applicable Regulations issued thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Partners.

(c) Any elections or other decisions relating to tax matters that are not expressly provided herein, shall be made jointly by the Partners in any manner that reasonably reflects the purpose and intention of this Agreement.

Section 5.8 Tax Returns.

(a) The Partnership shall cause to be prepared and timely filed all federal, state, local and foreign income tax returns and reports required to be filed by the Partnership and its subsidiaries. The Partnership shall provide copies of all the Partnership’s federal, state, local and foreign tax returns (and any schedules or other required filings related to such returns) that reflect items of income, gain, deduction, loss or credit that flow to separate Partner returns, to the Partners for their review and comment prior to filing, except as otherwise agreed by the Partners. The Partners agree in good faith to resolve any difference in the tax treatment of any item affecting such returns and schedules. However, if the Partners are unable to resolve the dispute, the position of the Tax Matters Partner shall be followed if nationally recognized tax counsel acceptable to the Partners provides an opinion that substantial authority exists for such position.

Substantial authority shall be given the meaning ascribed to it for purposes of applying Code Section 6662. If the Partners are unable to resolve the dispute prior to the due date for filing the return, including approved extensions, the position of the Tax Matters Partner shall be followed, and amended returns shall be filed if necessary at such time the dispute is resolved. The costs of the dispute shall be borne by the Partnership. The Partners agree to file their separate federal income tax returns in a manner consistent with the Partnership’s return, the provisions of this Agreement and in accordance with Applicable Law.

(b) The Partnership shall elect the most rapid method of depreciation and amortization allowed under Applicable Law, unless the Partners agree otherwise.

(c) The Partners shall provide each other with copies of all correspondence or summaries of other communications with the Internal Revenue Service or any state, local or foreign taxing authority (other than routine correspondence and communications) regarding the tax treatment of the Partnership’s operations. No Partner shall enter into settlement negotiations with the Internal Revenue Service or any state, local or foreign taxing authority with respect to any issue concerning the Partnership’s income, gains, losses, deductions or credits if the tax adjustment attributable to such issue (assuming the then current aggregate tax rate) would be $100,000 or greater, without first giving reasonable advance notice of such intended action to the other Partners.

Section 5.9 Tax Matters Partner.

(a) The General Partner shall be the “Tax Matters Partner” of the Partnership within the meaning of Section 6231(a)(7) of the Code, and shall act in any similar capacity under the Applicable Law of any state, local or foreign jurisdiction, but only with respect to returns for which items of income, gain, loss, deduction or credit flow to the separate returns of the Partners. If at any time there is more than one General Partner, the Tax Matters Partner shall be the General Partner with the largest Percentage Interest following such admission.

(b) The Tax Matters Partner shall incur no Liability (except as a result of the gross negligence or willful misconduct of the Tax Matters Partner) to the Partnership or the other Partners including, but not limited to, Liability for any additional taxes, interest or penalties owed by the other Partners due to adjustments of Partnership items of income, gain, loss, deduction or credit at the Partnership level.

Section 5.10 Duties of Tax Matters Partner.

(a) Except as provided in Section 5.10(b), the Tax Matters Partner shall cooperate with the other Partners and shall promptly provide the other Partners with copies of notices or other materials from, and inform the other Partners of discussions engaged with, the Internal Revenue Service or any state, local or foreign taxing authority and shall provide the other Partners with notice of all scheduled proceedings, including meetings with agents of the Internal Revenue Service or any state, local or foreign taxing authority, technical advice conferences, appellate hearings, and similar conferences and hearings, as soon as possible after receiving notice of the scheduling of such proceedings, but in any case prior to the date of such scheduled proceedings.

(b) The duties of the Tax Matters Partner under Section 5.10(a) shall not apply with respect to notices, materials, discussions, proceedings, meetings, conferences, or hearings involving any issue concerning the Partnership’s income, gains, losses, deductions or credits if the tax adjustment attributable to such issue (assuming the then current aggregate tax rate) would be less than $100,000 except as otherwise required under Applicable Law.

(c) The Tax Matters Partner shall not extend the period of limitations or assessments without the consent of the other Partners, which consent shall not be unreasonably withheld.

(d) The Tax Matters Partner shall not file a petition or complaint in any court, or file any claim, amended return or request for an administrative adjustment with respect to partnership items, after any return has been filed, with respect to any issue concerning the Partnership’s income, gains, losses, deductions or credits if the tax adjustment attributable to such issue (assuming the then current aggregate tax rate) would be $100,000 or greater, unless agreed by the other Partners. If the other Partners do not agree, the position of the Tax Matters Partner shall be followed if nationally recognized tax counsel acceptable to all Partners issues an opinion that a reasonable basis exists for such position. Reasonable basis shall be given the meaning ascribed to it for purposes of applying Code Section 6662. The costs of the dispute shall be borne by the Partnership.

(e) The Tax Matters Partner shall not enter into any settlement agreement with the Internal Revenue Service or any state, local or foreign taxing authority, either before or after any audit of the applicable return is completed, with respect to any issue concerning the Partnership’s income, gains, losses, deductions or credits, unless any of the following apply:

(i) all Partners agree to the settlement;

(ii) the tax effect of the issue if resolved adversely would be, and the tax effect of settling the issue is, proportionately the same for all Partners (assuming each otherwise has substantial taxable income);

(iii) the Tax Matters Partner determines that the settlement of the issue is fair to the Partners; or

(iv) tax counsel acceptable to all Partners determines that the settlement is fair to all Partners and is one it would recommend to the Partnership if all Partners were owned by the same person and each had substantial taxable income.

In all events, the costs incurred by the Tax Matters Partner in performing its duties hereunder shall be borne by the Partnership.

(f) The Tax Matters Partner may request extensions to file any tax return or statement without the written consent of, but shall so inform, the other Partners.

Section 5.11 Survival of Provisions. The provisions of this Agreement regarding the Partnership’s tax returns and Tax Matters Partner shall survive the termination of the Partnership and the transfer of any Partner’s interest in the Partnership and shall remain in effect for the period of time necessary to resolve any and all matters regarding the federal, state, local and foreign taxation of the Partnership and items of Partnership income, gain, loss, deduction and credit.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Distributions of Distributable Cash. Within 40 days following the end of each Quarter commencing with the Quarter that includes the IPO Date, the Partnership shall distribute to the Partners pro rata in accordance with their respective Percentage Interests an amount equal to 100% of Distributable Cash. Notwithstanding any other provision of this Agreement, the Partnership shall not make a distribution to the Partners on account of their interests in the Partnership if such distribution would violate the Act or other Applicable Law.

Section 6.2 Liquidating Distributions. Notwithstanding any other provision of this Article VI, distributions with respect to the Quarter in which a dissolution of the Partnership occurs shall be made in accordance with Article XII.

Section 6.3 Distribution in Kind. The Partnership shall not distribute to the Partners any assets in kind unless approved by the Partners in accordance with this Agreement. If cash and property in kind are to be distributed simultaneously, the Partnership shall distribute such cash and property in kind in the same proportion to each Partner, unless otherwise approved by the Partners in accordance with this Agreement.

ARTICLE VII

BOOKS AND RECORDS

Section 7.1 Books and Records; Examination. The General Partner shall keep or cause to be kept such books of account and records with respect to the Partnership’s business as it may deem necessary and appropriate. Each Partner and its duly authorized representatives shall have the right, for any purpose reasonably related to its interest in the Partnership, at any time to examine, or to appoint independent certified public accountants (the fees of which shall be paid by such Partner) to examine, the books, records and accounts of the Partnership and its Subsidiaries, their operations and all other matters that such Partner may wish to examine, including all documentation relating to actual or proposed transactions between the Partnership and any Partner or any Affiliate of a Partner. The Partnership’s books of account shall be kept using the method of accounting determined by the General Partner in its sole discretion.

Section 7.2 Reports. The General Partner shall prepare and send to each Partner (at the same time) promptly such financial information of the Partnership as a Partner shall from time to time reasonably request, for any purpose reasonably related to its interest in the Partnership. The General Partner shall, for any purpose reasonably related to a Partner’s interest in the Partnership, permit examination and audit of the Partnership’s books and records by both the internal and independent auditors of its Partners.

ARTICLE VIII

MANAGEMENT AND VOTING

Section 8.1 Management. The General Partner shall conduct, direct and manage the business of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under the Act or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 8.2, shall have full power and authority to do all things on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership and to effectuate the purposes set forth in Section 2.4. The Partnership shall reimburse the General Partner, on a monthly basis or such other basis as the General Partner may determine, for all direct and indirect costs and expenses incurred by the General Partner or payments made by the General Partner, in its capacity as the general partner of the Partnership, for and on behalf of the Partnership.

Section 8.2 Matters Constituting Unanimous Approval Matters. Notwithstanding anything in this Agreement to the contrary, and subject to the provisions of Section 8.3(c), each of the following matters, and only the following matters, shall constitute a “Unanimous Approval Matter” which requires the prior approval of all of the Partners pursuant to Section 8.3(c):

(a) any merger, consolidation, reorganization or similar transaction between or among the Partnership and any Person (other than a transaction between the Partnership and a direct or indirect wholly owned Subsidiary of the Partnership) or any sale or lease of all or substantially all of the Partnership’s assets to any Person (other than a direct or indirect wholly owned Subsidiary of the Partnership);

(b) the creation of any new class of Partnership Interests, the issuance of any additional Partnership Interests or the issuance of any security that is convertible into or exchangeable for a Partnership Interest;

(c) the admission or withdrawal of any Person as a Partner other than pursuant to (i) the third sentence of Section 9.2, (ii) Section 9.4 or (iii) any transfer of Partnership Interests pursuant to Section 9.1(b), as applicable;

(d) the commencement of a voluntary case with respect to the Partnership or any of its Subsidiaries under any applicable bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect, or the consent to the entry of an order for relief in an involuntary case under any such Applicable Law, or the consent to the appointment of or the taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Partnership or any of its Subsidiaries or for any substantial part of the Partnership’s or any of its Subsidiaries’ property, or the making of any general assignment for the benefit of creditors;

(e) the modification, alteration or amendment of the amount, timing, frequency or method of calculation of distributions to the Partners from that provided in Article VI;

(f) (i) the approval of any distribution by the Partnership to the Partners of any assets in kind (other than cash or cash equivalents), (ii) the approval of any distribution by the Partnership to the Partners of cash or property in kind on a non-pro rata basis and (iii) the determination of the value assigned to distributions of property in kind;

(g) other than pursuant to Section 4.4, the making of any additional Capital Contributions to the Partnership; and

(h) any other provision of this Agreement expressly requiring the approval, consent or other form of authorization of all of the Partners.

Section 8.3 Meetings and Voting.

(a) Representatives. For purposes of this Article VIII, each Partner shall be represented by a designated representative (each, a “Representative”), who shall be appointed by, and may be removed with or without cause by, the Partner that designated such Person. Each Representative shall have the full authority to act on behalf of the Partner who designated such Representative. To the fullest extent permitted by Applicable Law, each Representative shall be deemed the agent of the Partner that appointed him, and each Representative shall not be an agent of the Partnership or the other Partners. The action of a Representative at a meeting of the Partners (or through a written consent) shall bind the Partner that designated that Representative, and the other Partners shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Representative.

(b) Meetings and Voting. Meetings of Partners shall be at such times and locations as the General Partner shall determine in its sole discretion. The General Partner shall provide notice to the Limited Partners of any meetings of Partners in any manner that it deems reasonable and appropriate under the circumstances. The holders of a majority, by Percentage Interest, of Partnership Interests for which a meeting has been called (including Partnership Interests owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to this Agreement, approval by plurality vote of Partners is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement. In the absence of a quorum, any meeting of Partners may be adjourned from time to time by the affirmative vote of Partners with at least a majority, by Percentage Interest, of the Partnership Interests entitled to vote at such meeting (including Partnership Interests owned by the General Partner) represented either in person or by proxy, but no other business may be transacted.

(c) Unanimous Approval Matters. All Unanimous Approval Matters shall be approved by the unanimous affirmative vote of all of the Partners. Each Partner acknowledges and agrees that all references in this Agreement to any approval, consent or other form of authorization by “all Partners,” “each of the Partners” or similar phrases shall be deemed to mean that such approval, consent or other form of authorization shall constitute a Unanimous Approval Matter that requires the unanimous approval of all of the Partners in accordance with this Section 8.3(c).

(d) Action Without a Meeting. Any action that may be taken at a meeting of the Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by the Partners owning not less than the minimum Percentage Interests of the Partnership Interests that would be necessary to authorize or take such action at a meeting at which all of the Partners were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Partners who have not approved such action in writing.

Section 8.4 Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner set forth in this Agreement. Neither a Limited Partner nor its Representative shall have the authority to bind the Partnership or any of its Subsidiaries.

ARTICLE IX

TRANSFER OF PARTNERSHIP INTERESTS

Section 9.1 Restrictions on Transfers.

(a) General. Except as expressly provided by this Article IX, no Partner shall transfer all or any part of its Partnership Interests to any Person without first obtaining the written approval of each of the other Partners, which approval may be granted or withheld in their sole discretion.

(b) Transfer by Operation of Law. In the event a Partner shall be party to a merger, consolidation or similar business combination transaction with another Person or sell all or substantially all its assets to another Person, such Partner may transfer all or part of its Partnership Interests to such other Person without the approval of any other Partner.

(c) Consequences of an Unpermitted Transfer. Any transfer of a Partner’s Partnership Interest in violation of the applicable provisions of this Agreement shall be void.

Section 9.2 Conditions for Admission. No transferee of all or a portion of the Partnership Interests of any Partner shall be admitted as a Partner hereunder unless such Partnership Interests are transferred in compliance with the applicable provisions of this Agreement. Each such transferee shall have executed and delivered to the Partnership such instruments as the General Partner deems necessary or appropriate in its sole discretion to effectuate the admission of such transferee as a Partner and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement. The admission of a transferee shall be effective immediately prior to such transfer and, immediately following such admission, the transferor shall cease to be a Partner (to the extent it transferred its entire Partnership Interest). If the General Partner transfers its entire General Partner Interest in the Partnership, the transferee General Partner, to the extent admitted as a substitute General Partner, is hereby authorized to, and shall, continue the Partnership without dissolution.

Section 9.3 Allocations and Distributions. Subject to applicable Regulations, upon the transfer of all the Partnership Interests of a Partner as herein provided, the Profit or Loss of the Partnership attributable to the Partnership Interests so transferred for the Fiscal Year in which such transfer occurs shall be allocated between the transferor and transferee as of the effective date of the assignment, and such allocation shall be based upon any permissible method agreed to by the Partners that is provided for in Code Section 706 and the Regulations issued thereunder.

Section 9.4 Restriction on Resignation or Withdrawal. Except in connection with a transfer permitted pursuant to Section 9.1 or as contemplated by Section 12.1, no Partner shall withdraw from the Partnership without the consent of each of the other Partners. To the extent permitted by law, any purported withdrawal from the Partnership in violation of this Section 9.4 shall be null and void.

ARTICLE X

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 10.1 Liability for Partnership Obligations. Except as otherwise required by the Act, the Liabilities of the Partnership shall be solely the Liabilities of the Partnership, and no Covered Person (other than the General Partner) shall be obligated personally for any such Liability of the Partnership solely by reason of being a Covered Person.

Section 10.2 Disclaimer of Duties and Exculpation.

(a) Except as otherwise expressly provided in this Agreement, no Covered Person shall have any duty (fiduciary or otherwise) or obligation to the Partnership, the Partners or to any other Person bound by this Agreement, and in taking, or refraining from taking, any action required or permitted under this Agreement or under Applicable Law, each Covered Person shall be entitled to consider only such interests and factors as such Covered Person deems advisable, including its own interests, and need not consider any interest of or factors affecting, any other Covered Person or the Partnership notwithstanding any duty otherwise existing at law or in equity. To the extent that a Covered Person is required or permitted under this Agreement to act in “good faith” or under another express standard, such Covered Person shall act under such express standard and shall not be subject to any other or different standard under this Agreement or otherwise existing under Applicable Law or in equity.

(b) The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and Liabilities of a Covered Person otherwise existing under Applicable Law or in equity, are agreed by the Partners to replace such other duties and Liabilities of such Covered Person in their entirety, and no Covered Person shall be liable to the Partnership, the Partners or any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(c) To the fullest extent permitted by law, no Covered Person shall be liable to the Partnership, the Partners or any other Person bound by this Agreement for any cost, expense, loss, damage, claim or Liability incurred by reason of any act or omission performed or omitted by such Covered Person in such capacity, whether or not such Person continues to be a Covered Person at the time of such cost, expense, loss, damage, claim or Liability is incurred or imposed, if the Covered Person acted in good faith reliance on the provisions of this Agreement, and, with respect to any criminal action or proceeding, such Covered Person had no reasonable cause to believe its conduct was unlawful.

(d) A Covered Person shall be fully protected from liability to the Partnership, the Partners and any other Person bound by this Agreement in acting or refraining from acting in good faith reliance upon the records of the Partnership and such other information, opinions, reports or statements presented to the Partnership by any Person as to any matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, Liabilities, Profits and Losses of the Partnership.

Section 10.3 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Covered Persons shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Covered Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Covered Person and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Covered Person shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Covered Person is seeking indemnification pursuant to this Agreement, the Covered Person acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Covered Person’s conduct was unlawful. Any indemnification pursuant to this Section 10.3 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Covered Person who is indemnified pursuant to Section 10.3(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Covered Person is seeking indemnification pursuant to this Section 10.3, the Covered Person is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Covered Person to repay such amount if it shall be ultimately determined that the Covered Person is not entitled to be indemnified as authorized by this Section 10.3.

(c) The indemnification provided by this Section 10.3 shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Covered Person’s capacity as a Covered Person and as to actions in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Covered Person.

ARTICLE XI

CONFLICTS OF INTEREST

Section 11.1 Transactions with Affiliates. The Partnership and its Subsidiaries shall be permitted to enter into or renew or extend the term of any agreement or transaction with a Partner or an Affiliate of a Partner on such terms and conditions as the General Partner shall approve in its sole discretion, without the approval of any Limited Partner.

Section 11.2 Outside Activities. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity, (a) the engaging in activities by any Covered Person that are competitive with the business of the Partnership is hereby approved by all Partners, (b) it shall be deemed not to be a breach of any fiduciary duty or any other duty or obligation of a Partner under this Agreement or otherwise existing under Applicable Law or in equity for such Covered Person to engage in such activities in preference to or to the exclusion of the Partnership, (c) a Covered Person shall have no obligation under this Agreement or as a result of any duty (including any fiduciary duty) otherwise existing under Applicable Law or in equity, to present business opportunities to the Partnership and (d) the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Covered Person; provided such Covered Person does not engage in such activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Covered Person.

ARTICLE XII

DISSOLUTION AND TERMINATION

Section 12.1 Dissolution. The Partnership shall be dissolved and its business and affairs wound up upon the earliest to occur of any one of the following events:

(a) at any time there are no Limited Partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act;

(b) the written consent of all the Partners;

(c) an “event of withdrawal” (as defined in the Act) of the General Partner; or

(d) the entry of a decree of judicial dissolution of the Partnership pursuant to Section 17-802 of the Act.

The bankruptcy, involuntary liquidation or dissolution of a Partner shall cause that Partner to cease to be a partner of the Partnership. Notwithstanding the foregoing, the Partnership shall not be dissolved and its business and affairs shall not be wound up upon the occurrence of any event specified in clause (c) above if, at the time of occurrence of such event, there is at least one remaining General Partner (who is hereby authorized to, and shall, carry on the business of the Partnership) and at least one Limited Partner, or if within ninety (90) days after the date on which such event occurs, the remaining Partners elect in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional General Partners of the Partnership. Except as provided in this paragraph, and to the fullest extent permitted by the Act, the occurrence of an event that causes a Partner to cease to be a Partner of the Partnership shall not, in and of itself, cause the Partnership to be dissolved or its business or affairs to be wound up, and upon the occurrence of such an event, the business of the Partnership shall, to the extent permitted by the Act, continue without dissolution.

Section 12.2 Winding Up of Partnership. Upon dissolution, the Partnership’s business shall be wound up in an orderly manner. The General Partner shall (unless the General Partner (or, if no General Partner, the remaining Limited Partners) elects to appoint a liquidating trustee) wind up the affairs of the Partnership pursuant to this Agreement. In performing its duties, the General Partner or liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Partnership in accordance with the Act and in any reasonable manner that the General Partner or liquidating trustee shall determine to be in the best interest of the Partners or their successors-in-interest. The General Partner or liquidating trustee shall take full account of the Partnership’s Liabilities and Property and shall cause the Property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by Applicable Law, in the following order:

(a) First, to creditors, including Partners who are creditors, to the extent permitted by law, in satisfaction of all of the Partnership’s Liabilities (whether by payment or the making of reasonable provision for payment thereof to the extent required by Section 17-804 of the Act), other than Liabilities for distribution to Partners under Section 17-601 or 17-604 of the Act;

(b) Second, to the Partners and former Partners of the Partnership in satisfaction of Liabilities for distributions under Sections 17-601 or 17-604 of the Act; and

(c) The balance, if any, to the Partners in accordance with the positive balance in their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

Section 12.3 Compliance with Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XII to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704- 1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

Section 12.4 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XII, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no actual dissolution and winding up under the Act has occurred, the Property shall not be liquidated, the Partnership’s debts and other Liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have contributed all its Property and Liabilities to a new limited partnership in exchange for an interest in such new limited partnership and, immediately thereafter, the Partnership will be deemed to liquidate by distributing interests in the new limited partnership to the Partners.

Section 12.5 Distribution of Property. In the event the General Partner determines that it is necessary in connection with the winding up of the Partnership to make a distribution of property in kind, such property shall be transferred and conveyed to the Partners so as to vest in each of them as a tenant in common an undivided interest in the whole of such property, but otherwise in accordance with Section 12.3.

Section 12.6 Termination of Partnership. The Partnership shall terminate when all assets of the Partnership, after payment of or due provision for all Liabilities of the Partnership, shall have been distributed to the Partners in the manner provided for in this Agreement, and the Certificate shall have been canceled in the manner provided by the Act.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Notices. Any notice, consent or approval to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered: (a) personally by a reputable courier service that requires a signature upon delivery; (b) by mailing the same via registered or certified first-class mail, postage prepaid, return receipt requested; or (c) by telecopying or transmitting by electronic mail the same with receipt confirmation to the intended recipient. Any such writing will be deemed to have been given: (i) as of the date of personal delivery via courier as described above; (ii) as of the third calendar day after depositing the same into the custody of the postal service as evidenced by the date-stamped receipt issued upon deposit of the same into the mails as described above; and (iii) as of the date and time electronically transmitted in the case of telecopy or electronic mail delivery as described above, in each case addressed to the intended party at the address set forth on Exhibit A. Any Partner may designate different addresses or telephone numbers by notice to the other Partners.

Section 13.2 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 13.3 Assignment. A Partner shall not assign all or any of its rights, obligations or benefits under this Agreement to any other Person otherwise than (i) in connection with a transfer of its Partnership Interests pursuant to Article IX or (ii) with the prior written consent of each of the other Partners, which consent may be withheld in such Partner’s sole discretion, and any attempted assignment not in compliance with Article IX or this Section 13.3 shall be void.

Section 13.4 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 13.5 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

Section 13.6 Amendment; Waiver. This Agreement may not be amended except in a written instrument signed by each of the Partners and expressly stating it is an amendment to this Agreement. Any failure or delay on the part of any Partner in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available under Applicable Law or in equity.

Section 13.7 Severability. If any term, provision, covenant, or restriction in this Agreement or the application thereof to any Person or circumstance, at any time or to any extent, is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid or unenforceable) shall in no way be affected, impaired or invalidated, and to the extent permitted by Applicable Law, any such term, provision, covenant or restriction shall be restricted in applicability or reformed to the minimum extent required for such to be enforceable. This provision shall be interpreted and enforced to give effect to the original written intent of the Partners prior to the determination of such invalidity or unenforceability.

Section 13.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS HEREBY WAIVED BY EACH OF THE PARTNERS.

Section 13.9 No Bill for Accounting. To the fullest extent permitted by law, in no event shall any Partner have any right to file a bill for an accounting or any similar proceeding.

Section 13.10 Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

Section 13.11 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person (other than Covered Persons) other than the Partners and their respective successors, legal representatives and permitted assigns any rights, remedies or basis for reliance upon, under or by reason of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

GENERAL PARTNER:

CONE Midstream DevCo II GP LLC

By:
Name:
Title:

LIMITED PARTNER:

CONE Gathering LLC

By:
Name:
Title:

Signature page to Agreement of Limited Partnership of CONE Midstream DevCo II LP

Exhibit A

Partner	Percentage Interest	Type of Partnership Interest

CONE Midstream DevCo II GP LLC 1000 CONSOL Energy Drive Canonsburg, Pennsylvania 15317 Attention: [ ] Email: [ ] with a copy to: CONE Midstream DevCo II GP LLC 1001 Noble Energy Way Houston, Texas 77070 Attention: General Counsel Email: kmoore@nobleenergyinc.com	5%	General Partner Interest

CONE Gathering LLC 1000 CONSOL Energy Drive Canonsburg, Pennsylvania 15317 Attention: [ ] Email: [ ] with a copy to: CONE Midstream DevCo II GP LLC 1001 Noble Energy Way Houston, Texas 77070 Attention: General Counsel Email: kmoore@nobleenergyinc.com	95%	Limited Partner Interest